Exhibit 99.1

Manitex International, Inc. Reports Third Quarter 2016 Results

Bridgeview, IL, November 9th, 2016 — Manitex International, Inc. (Nasdaq: MNTX), a leading international provider of cranes and container handling equipment, today announced Third Quarter 2016 results.

For the three months ended September 30, 2016, the Company reported net loss from continuing operations attributable to shareholders of Manitex International of $(5.9) million or $(0.36) per share, on net revenues of $74.1 million, compared to net loss from continuing operations attributable to shareholders of Manitex International of $(0.6) million or $(0.04) per share on sales of $84.5 million for the three months ended September 30, 2015.

Net income from continuing operations attributable to shareholders of Manitex International adjusted for restructuring related items for the three months ended September 30, 2016 was $0.8 million or $0.05 per share, compared to an adjusted net loss of $(0.6) million or $(0.04) per share for the three months ended September 30 2015. (The Glossary at the end of this press release contains further details regarding these adjustments).

Third Quarter 2016 Financial Highlights for Continuing Operations:

•	Net revenues of $74.1 million representing a year-over-year decrease of 12.3% from $84.5 million.

•	Adjusted net income of $0.8 million or $0.05 per share compared to adjusted net loss of $(0.6) million or $(0.04) for third quarter 2015.

•	Reduction in North American recourse debt of $15.8 million in the quarter and total debt reduction excluding working capital of $21.6 million for the year to date.

•	Cost reductions of $2.0 million achieved in the quarter and $7.0 million year to date equal to 128% of 2016 target.

•	Gross margin of 15.7% compared to 18.7% in the third quarter of 2015. Adjusted gross margin* for the third quarter 2016 was 16.6% compared to 18.7%.

•	Adjusted EBITDA* of $2.8 million or 3.8% of sales compared to adjusted EBITDA of $5.2 million or 6.2% of sales for the third quarter of 2015.

•	Consolidated backlog was $46.3 million at September 30, 2016, compared to $75.5 million at December 31, 2015 and $54.2 million at June 30, 2016

•

Strategic actions included the disposal of Liftking subsidiary for net proceeds of $13.4 million and cost reduction initiatives that included plant restructuring and headcount reductions with an estimated cost of $1 million.

Chairman and Chief Executive Officer, David Langevin commented, “Despite facing extremely challenging conditions in the bulk of our markets, we are managing our business portfolio prudently and taking all the necessary actions to position Manitex for future growth, with our variable cost operational model continuing to provide the ability for us to flex and generate cash. On a non-GAAP basis, we are pleased to say that we’ve turned a profit for the quarter compared to a loss in last year’s period with the bulk of our GAAP loss coming from restructuring and asset impairment charges. As planned and as we’ve communicated, we have implemented cost reductions that are once again ahead of plan for the year, we have brought down our debt, rationalized our production schedules to match our order rate, and we’ve divested one of our non-core, product lines. We’ve worked hard to improve our competitive position in the market place and we believe we have seen market share gains in our core businesses. The global market for new cranes and equipment, as has widely been reported, remains at historically low levels in terms of unit volumes and sales, so as this persists, we will continue with our necessary responses, by implementing working capital reductions, business optimization and debt reductions, with possible non-strategic subsidiary sales to come and working hard to stimulate sales as the economy will allow. Although our order rate remains at depressed levels, there are signs that some level of recovery may be ahead as our quote rate has progressively increased over the last few months.

“We continue to concentrate our resources on expanding the distribution of PM in North America and reactivating the ASV independent dealer network, which now stands at 126 dealers, from zero just 18 months ago, across the continent. While ASV revenues were slightly off, the group’s operating margins were more than 2 percentage

— more —

points ahead of where they were in last year’s same quarter, and we believe that we’ll continue to see a benefit from margin improvements in this group, which remains a source of increasing value within the Manitex portfolio. Business in our main straight mast crane market, remains extremely soft, but fortunately, the knuckle crane market which we entered with the purchase of PM Group in early 2015, has not suffered to the same degree and as a result we are seeing some positive offset from PM, particularly in Europe. Also as planned, subsequent to the end of the quarter, we announced the launch of a Manitex-branded knuckle boom product line, which is additionally being built here in our Georgetown, TX facility, establishing our presence as the only domestic assembler of a full line of knuckle boom cranes, parts, and service, with the PL74 model now being shipped to a number of North American dealers.”

Continuing Operations: Segment Results

	As Reported		As Adjusted
	Three Months Ended September 30		Three Months Ended September 30
$000	2016	2015	2016	2015
Consolidated
Net Revenues	74,131	84,476	74,575	84,476
Operating(loss) Income	(961)	1,958	45	1,958
Operating Margin %	-1.3%	2.3%	0.1%	2.3%
Lifting Segment
Net Revenues	47,854	54,755	48,115	54,755
Operating (loss) Income	(507)	3,053	50	3,053
Operating Margin %	-1.1%	5.6%	0.1%	5.6%
ASV Segment
Net Revenues	23,011	26,899	23,011	26,899
Operating Income	1,699	1,367	1,699	1,367
Operating Margin %	7.4%	5.1%	7.4%	5.1%
Equipment Distribution Segment
Net Revenues	3,662	2,953	3,845	2,953
Operating loss	(270)	(231)	(87)	(231)
Operating Margin %	-7.4%	-7.8%	-2.3%	-7.8%
Corporate & Eliminations
Revenue eliminations	396	131	396	131

Corporate charges & inter segment profit in inventory	1,883	2,231	1,616	2,231

*	(The Glossary at the end of this press release contains further details regarding As Adjusted items). The segment commentary below refers to “As adjusted” results.

Lifting Segment Results

•

Net revenues decreased 12.1% or $6.6 million to $48.1 million for the quarter from $54.8 million in the year ago quarter. A sales decline of approximately $8.2 million was offset by increased sales of container handling equipment of approximately $1.6 million. Manitex straight mast and industrial cranes were down year over year and also reflected a higher proportion of lower capacity units. PM knuckle boom crane sales were also lower than the comparable period with growth in North America, Italy and Western Europe offset by lower sales in East Europe and the Middle East.

•

Operating income on an adjusted basis was $0.1 million or 0.1% of sales compared to $3.1 million or 5.6% of sales in the comparative period, with the shortfall from lower gross margin due to lower volume and an adverse sales mix. Although lower than the comparable period, reduced operating expenses were not sufficient to offset the loss of gross margin. Gross profit for the three months ended September 30, 2016 was adversely affected by sales of lower capacity straight mast cranes and chassis.

ASV Segment Results

•

Net revenues of $23.0 million were a decrease of approximately $3.9 million or 14.4% from net sales of $26.9 million for the three months ended September 30, 2015. Machine sales were lower by 19.8% principally from reduced volume. Sales of machines through the ASV managed distribution increased to 80%, compared to 48% in the prior year period and 61% in the three months ended June 30, 2016. Parts sales decreased 18% from the prior year period, with two thirds of this reduction coming from an OEM customer.

•

Operating income for the third quarter 2016 was $1.7 million or 7.4% of sales compared to $1.4 million and 5.1% of sales in the comparable period. The improvement in operating income was generated by an increase in gross profit and reduced SG&A expense. The improvement in gross profit was generated from a favorable mix of higher capacity machine sales, improved net pricing from increased sales into the ASV distribution channel, and the benefit of reduced costs of sales from cost reduction and efficiency actions. Reduced SG&A expense was achieved from lower general and administrative costs and lower selling expense due to volume.

Equipment Distribution Segment Results

•

Net revenues increased $0.9 million to $3.8 million for the quarter ended September 30, 2016 compared to $3.0 million for the quarter ending September 30 2015. Sales of equipment were $1.0 million higher than the comparative period but at very aggressive pricing reflecting the current market environment. Rentals improved $0.1 million over the comparative period but this was offset by reduced parts sales. Operating loss on an adjusted basis was ($0.1 million) in the quarter compared to an adjusted operating loss of $(0.2) million in the year ago period. Reduced operating expenses was the principal factor for the improvement.

Other Profit / Loss Items

•

Income tax benefit of $3.8 million in the third quarter of 2016 compared to $0.2 million in the year ago period. The tax benefit reflects the benefit of the full year expected tax including valuation allowance against US deferred tax assets during the quarter.

Andrew Rooke, Manitex International President and Chief Operating Officer, commented, “We made further progress on our 2016 stated goals during the quarter, in particular with a reduction in North American recourse debt by $15.8 million through proceeds from the Liftking sale and working capital reductions, and on a consolidated basis our working capital has reduced $13.2 million since December 31, 2015. As we had previously announced as a result of the Liftking sale, in the third quarter results we recorded non-cash impairment charges for our Lift Ventures investment and intangible assets and goodwill of $5.7 million and $6.6 million respectively. We are seeing strong results from our cost reduction program despite the lower levels of activity in our served markets, with expense reduction initiatives for the year-to-date at 128% of the $5.5 million in savings we targeted for the full year. Additionally, the expansion of the independent ASV dealer network continues, with dealers now in thirty two US states and two Canadian provinces and a total of 126 locations at the end of the quarter. This network is now approaching a critical mass from which further expansion can be launched.”

Conference Call:

Management will host a conference call at 4:30 PM Eastern Time today to discuss the results with the investment community. Anyone interested in participating in the call should dial 888-576-4397 if calling within the United States or 719-325-2355 if calling internationally. A replay will be available until November 16, 2016 which can be accessed by dialing 844-512-2921 if calling within the United States or 412-317-6671 if calling internationally. Please use passcode 6538372 to access the replay. The call will additionally be broadcast live and archived for 90 days over the internet with accompanying slides, accessible at the investor relations portion of the Company’s corporate website, www.manitexinternational.com/eventspresentations.aspx.

About Manitex International, Inc.

Manitex International, Inc. is a leading worldwide provider of highly engineered specialized equipment including boom truck, truck and knuckle boom cranes, container handling equipment and reach stackers. Our products, which are manufactured in facilities located in the USA and Italy, are targeted to selected niche markets where their unique designs and engineering excellence fill the needs of our customers and provide a competitive advantage. We have consistently added to our portfolio of branded products and equipment both through internal development and focused acquisitions to diversify and expand our sales and profit base while remaining committed to our niche market strategy. Our brands include Manitex, PM, O&S, CVS Ferrari, Badger, Sabre, and Valla. ASV, our venture with Terex Corporation, manufactures and sells a line of high quality compact track and skid steer loaders.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact

Manitex International, Inc.	Darrow Associates Inc.
David Langevin	Peter Seltzberg, Managing Director
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	(516) 419-9915
dlangevin@manitex.com	pseltzberg@darrowir.com

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	Unaudited	Unaudited	Unaudited	Unaudited
Net revenues	$74,131	$84,476	$260,706	$276,812
Cost of sales	62,476	68,660	216,953	225,454

Gross profit	11,655	15,816	43,753	51,358
Operating expenses
Research and development costs	1,238	1,109	3,911	3,935
Selling, general and administrative expenses	11,378	12,749	37,778	38,936

Total operating expenses	12,616	13,858	41,689	42,871

Operating (loss) income	(961)	1,958	2,064	8,487
Other income (expense)
Interest expense:
Interest expense	(2,667)	(2,553)	(8,719)	(8,871)
Interest expense related to write off of debt issuance costs (Note 13)	—	—	(1,439)	—
Foreign currency transaction (loss) gain	(103)	(97)	(792)	190
Other income (expense)	2	(59)	3,109	(66)

Total other expense	(2,768)	(2,709)	(7,841)	(8,747)

(Loss) before income taxes and loss in non-marketable equity interest from continuing operations	(3,729)	(751)	(5,777)	(260)
Income tax (benefit) expense from continuing operations	(3,813)	(175)	453	(65)
Loss in non-marketable equity interest, net of taxes	(5,673)	(40)	(5,752)	(119)

Net loss from continuing operations	(5,589)	(616)	(11,982)	(314)
Discontinued operations
(Loss) income from operations of discontinued operations (Note 19)	(9,987)	1,092	(8,522)	1,234
Income tax expense (benefit)	4,688	228	(186)	302

(Loss) income on discontinued operations	(14,675)	864	(8,336)	932

Net (loss) income	(20,264)	248	(20,318)	618
Net income attributable to noncontrolling interests	(294)	(23)	(566)	(495)

Net (loss) income attributable to shareholders of Manitex International, Inc.	$(20,558)	$225	$(20,884)	$123

Earnings (loss) Per Share
Basic
Loss from continuing operations attributable to shareholders of Manitex International, Inc.	$(0.36)	$(0.04)	$(0.78)	$(0.05)
(Loss) earnings from discontinued operations attributable to shareholders of Manitex International, Inc.	$(0.91)	$0.05	$(0.52)	$0.06
(Loss) earnings attributable to shareholders of Manitex International, Inc.	$(1.27)	$0.01	$(1.30)	$0.01
Diluted
Loss from continuing operations attributable to shareholders of Manitex International, Inc.	$(0.36)	$(0.04)	$(0.78)	$(0.05)
(Loss) income from discontinued operations attributable to shareholders of Manitex International, Inc.	$(0.91)	$0.05	$(0.52)	$0.06
(Loss) earnings attributable to shareholders of Manitex International, Inc.	$(1.27)	$0.01	$(1.30)	$0.01
Weighted average common shares outstanding
Basic	16,127,346	16,014,594	16,119,578	15,955,025
Diluted	16,127,346	16,014,594	16,119,578	15,955,025

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	September 30, 2016	December 31, 2015
	Unaudited	Unaudited
ASSETS
Current assets
Cash	$6,019	$8,578
Trade receivables (net)	67,696	58,371
Accounts receivable from related party	770	388
Other receivables	4,575	3,158
Inventory (net)	106,992	106,544
Deferred tax asset	2,951	2,951
Prepaid expense and other	3,823	4,693
Current assets of discontinued operations	—	18,017

Total current assets	192,826	202,700

Total fixed assets (net)	39,853	41,858
Intangible assets (net)	63,645	67,564
Goodwill	77,186	76,402
Other long-term assets	1,837	3,003
Non-marketable equity investment	—	5,752
Long-term assets of discontinued operations	—	6,879

Total assets	$375,347	$404,158

LIABILITIES AND EQUITY
Current liabilities
Notes payable—short term	$42,175	$30,323
Current portion of capital lease obligations	831	1,004
Accounts payable	54,160	60,415
Accounts payable related parties	3,744	1,611
Accrued expenses	17,830	20,598
Other current liabilities	4,573	2,113
Current liabilities of discontinued operations	—	3,972

Total current liabilities	123,313	120,036

Long-term liabilities
Revolving term credit facilities	36,753	38,872
Notes payable (net)	60,500	67,639
Capital lease obligations	5,606	5,850
Convertible note related party (net)	6,829	6,737
Convertible note (net)	14,048	13,923
Deferred gain on sale of property	1,087	1,288
Deferred tax liability	4,438	4,525
Other long-term liabilities	6,776	7,763
Long-term liabilities of discontinued operations	—	7,225

Total long-term liabilities	136,037	153,822

Total liabilities	259,350	273,858

Commitments and contingencies
Equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at September 30, 2016 and December 31, 2015	—	—
Common Stock—no par value 25,000,000 shares authorized, 16,138,163 and 16,072,100 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	93,775	93,186
Paid in capital	3,036	2,630
Retained (earnings) deficit	(4,296)	16,588
Accumulated other comprehensive loss	(2,823)	(5,392

Equity attributable to shareholders of Manitex International, Inc.	89,692	107,012
Equity attributable to noncontrolling interests	26,305	23,288

Total equity	115,997	130,300

Total liabilities and equity	$375,347	$404,158

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2016	2015
	Unaudited	Unaudited
Cash flows from operating activities:
Net (loss) income	$(20,318)	$618
Adjustments to reconcile net (loss) income to cash used for operating activities:
Depreciation and amortization	8,886	8,972
Loss on sale of discontinued operation	9,050	—
Changes in allowances for doubtful accounts	117	1
Changes in inventory reserves	920	631
Revaluation of contingent acquisition liability	(915)	—
Write down of goodwill	275	—
Deferred income taxes	(193)	(52)
Amortization and write off of deferred debt issuance costs (Note 13)	2,333	777
Amortization of debt discount	405	510
Change in value of interest rate swaps	(778)	(730)
Loss in non-marketable equity interest	5,752	119
Share-based compensation	900	1,167
Adjustment to deferred gain on sales and lease back	(124)	—
Gain on disposal of assets	(2,236)	(115)
Reserves for uncertain tax provisions	48	18
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(11,622)	14,086
(Increase) decrease in inventory	(4,410)	(6,623)
(Increase) decrease in prepaid expenses	884	(3,002)
(Increase) decrease in other assets	194	93
Increase (decrease) in accounts payable	(5,270)	(2,926)
Increase (decrease) in accrued expense	(3,111)	(4,868)
Increase (decrease) in income tax payable on ASV conversion	—	(16,500)
Increase (decrease) in other current liabilities	2,379	161
Increase (decrease) in other long-term liabilities	(251)	2,580
Discontinued operations - cash provided by (used for) operating activities	1,509	(391)

Net cash used for operating activities	(15,576)	(5,474)

Cash flows from investing activities:

Acquisition of business, net of cash acquired	—	(13,747)
Proceeds from the sale of discontinued operations	14,000	—
Proceeds from the sale of fixed assets	187	243
Proceeds from the sale of intellectual property (Note 17)	2,205	—
Purchase of property and equipment	(1,611)	(1,884)
Investment in intangibles other than goodwill	(103)	(204)
Discontinued operations - cash used for investing activities	157	(68)

Net cash provided by (used for) investing activities	14,835	(15,660)

Cash flows from financing activities:
(Repayments) borrowing on revolving term credit facilities	(10,709)	5,605
Net borrowings on working capital facilities	13,255	(3,469)
New borrowings—convertible notes	—	15,000
New borrowings—term loan	—	14,000
New borrowings—other	757	4,662
Investment from noncontrolling interest	2,450	—
Debt issuance costs incurred	(981)	(1,149)
Note payments	(10,980)	(11,026)
Shares repurchased for income tax withholding on share-based compensation	(55)	(3)
Proceeds from sale and lease back (Note 13)	4,080	—
Payments on capital lease obligations	(417)	(1,324)
Discontinued operations - cash used for financing activities	(919)	(262)

Net cash (used for) provided by financing activities	(3,519)	22,034

Net (decrease) increase in cash and cash equivalents	(4,260)	900
Effect of exchange rate changes on cash	1,701	(824)
Cash and cash equivalents at the beginning of the year	8,578	4,370

Cash and cash equivalents at end of period	$6,019	$4,446

Supplemental Information

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses both GAAP and non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets. The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of, or for the three month period ended September 30, 2016, unless otherwise indicated.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures: “Adjusted EBITDA” (GAAP Operating Income adjusted for acquisition transaction related expense, restructuring and related expense, and Foreign exchange and other, and depreciation and amortization) and Adjusted Net Income (net income attributable to Manitex shareholders adjusted for acquisition transaction related and restructuring and related expense, net of tax, and change in net income attributable to noncontrolling interest). These non-GAAP terms, as defined by the Company, may not be comparable to similarly titled measures used by other companies. Neither Adjusted Net Income nor Adjusted EBITDA are a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA and Adjusted Net Income are significant components in understanding and assessing financial performance. Adjusted EBITDA and Adjusted Net Income should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of Operating Income to Adjusted EBITDA and Adjusted Net Income is provided below.

The Company’s management believes that Adjusted EBITDA and Adjusted EBITDA as a percentage of sales and Adjusted Net Income represent key operating metrics for its business. GAAP Operating Income adjusted for acquisition transaction related expense, restructuring and related expense, Foreign exchange and other, and depreciation and amortization (Adjusted EBITDA), and Adjusted Net Income, GAAP net income adjusted for acquisition transaction and restructuring related expense are a key indicator used by management to evaluate operating performance. While Adjusted EBITDA and Adjusted Net Income are not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe these measures are useful to investors in assessing our operating results, capital expenditure and working capital requirements and the ongoing performance of its underlying businesses. These calculations may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of Adjusted EBITDA and Adjusted Net Income to GAAP financial measures for the three month periods ended September 30, 2015 and 2016 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Operating (Loss) Income from Continuing Operations to Adjusted EBITDA (in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Operating (loss) income	$(961)	$1,958	$2,064	$8,487
Pre-tax:- transaction related, restructuring and related expense and foreign exchange and other adjustments	1,006	—	2,184	3,405
Adjusted operating income	$45	$1,958	$4,248	$11,892
Depreciation & Amortization	2,784	3,259	8,886	8,972
Adjusted Earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$2,829	$5,217	$13,134	$20,864
Adjusted EBITDA % to sales	3.8%	6.2%	5.0%	7.5%

Reconciliation of GAAP Net Income (loss) From Continuing Operations Attributable to Shareholders of Manitex International to Adjusted Net Income (loss) From continuing Operations Attributable to Shareholders of Manitex International (in thousands)

	Three Months Ended
	September 30, 2016	September 30, 2015
Net (loss) income attributable to shareholders	$(5,883)	$(639)
Pre – tax:- transaction related, restructuring and related and Foreign Exchange and other expense adjustments	6,679	—
Tax effect based on effective tax rate	—	—
Adjusted Net Income (loss) from continuing operations attributable to Manitex shareholders	$796	$(639)
Weighted average diluted shares outstanding	16,127,346	16,014,594
Diluted (loss) per share attributable to shareholders as reported	$(0.36)	$(0.04)
Total EPS Effect	$0.41	$—
Adjusted Diluted earnings (loss) per share attributable to shareholders	$0.05	$(0.04)

Transaction and restructuring related expense

After tax expense and per share amounts (Adjusted Net Income) are calculated using pre-tax amounts, applying a tax rate based on the effective tax rate to arrive at an after-tax amount. This number is divided by the weighted average diluted shares to provide the impact on earnings per share. The company assesses the impact of these items because when discussing earnings per share, the Company adjusts for items it believes are not reflective of operating activities in the periods.

Three Months Ended September 30, 2016	Pre-tax	After-tax	EPS
Restructuring & Related expense	$1,006	$1,006	$0.07
Asset impairment	$5,673	$5,673	$0.35
Total	$6,679	$6,679	$0.41

There were no restructuring and related adjustments for the three months ended September 30, 2015.

Backlog For Continuing Operations

Backlog is defined as purchase orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

	September 30, 2016	June 30, 2016	December 31, 2015
Backlog for Continuing Operations	$46,302	$54,222	$75,542
9/30/2016 Decrease v prior periods		(14.6%)	(38.7%)

Current Ratio is calculated by dividing current assets by current liabilities.

	September 30, 2016	December 31, 2015
Current Assets	$192,826	$202,700
Current Liabilities	$123,313	$120,036
Current Ratio	1.6	1.7

Days Sales Outstanding, (DSO), is calculated by taking the sum of net trade and related party receivables divided by annualized sales per day (sales for the quarter, multiplied by 4, and the sum divided by 365).

Days Payables Outstanding, (DPO), is calculated by taking the sum of net trade and related party payables divided by annualized cost of sales per day (cost of goods sold for the quarter, multiplied by 4, and the sum divided by 365).

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable, convertible notes and revolving credit facilities. Debt to Adjusted EBITDA ratio is calculated by dividing total debt at the balance sheet date by trailing twelve month Adjusted EBITDA.

	September 30 , 2016	December 31, 2015
Current portion of long term debt	42,175	30,323
Current portion of capital lease obligations	831	1,004
Revolving term credit facilities	36,753	38,872
Notes payable – long term	60,500	67,639
Capital lease obligations	5,606	5,850
Convertible Notes	20,877	20,660
Debt	$166,742	$164,348

Adjusted EBITDA (TTM)	$15,686	$24,270
Debt to Adjusted EBITDA Ratio	10.6	6.8

Interest Cover is calculated by dividing Adjusted EBITDA (GAAP Operating Income adjusted for acquisition transaction expense and restructuring related expense and other exceptional costs and depreciation and amortization) for the trailing twelve month period by cash interest expense.

	12 Month Period October 1, 2015 to September 30, 2016	12 Month Period January 1 2015 to December 31 2015
Adjusted EBITDA	$15,686	$24,270
Interest Expense	10,174	10,336
Interest Cover Ratio	1.5	2.3

Inventory turns are calculated by multiplying cost of goods sold for the referenced three month period by 4 and dividing that figure by inventory as at the referenced period.

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

	September 30, 2016	December 31, 2015
Trade receivables (net)	$67,696	$58,371
Inventory (net)	106,992	106,544
Less: Accounts payable	54,160	60,415
Total Operating Working Capital	$120,528	$104,500
% of Trailing Three Month Annualized Net Sales	40.6%	30.2%

Trailing Three Month Annualized Net Sales is calculated using the net sales for quarter, multiplied by four.

	Three Months Ended
	September 30, 2016	December 31, 2015	September 30, 2015
Net sales	$74,131	$86,598	$84,476
Multiplied by 4	4	4	4
Trailing Three Month Annualized Net Sales	$296,524	$346,392	$337,904

Working capital is calculated as total current assets less total current liabilities

	September 30, 2016	December 31, 2015
Total Current Assets	$192,826	$202,700
Less: Total Current Liabilities	123,313	120,036
Working Capital	$69,513	$82,664